N-SAR EXHIBIT 77E

Pending Litigation.  In 2009, several putative class action lawsuits were filed and later consolidated before the U.S. District Court for the District of Colorado against OppenheimerFunds, Inc. (“OFI”), OppenheimerFunds Distributor, Inc. (“OFDI”), and Oppenheimer Rochester California Municipal Fund, a fund advised by OFI Global Asset Management, Inc. and distributed by the Distributor (the “California Fund”), in connection with the California Fund’s investment performance.  The plaintiffs asserted claims against OFI, OFDI and certain present and former trustees and officers of the California Fund under the federal securities laws, alleging, among other things, that the disclosure documents of the California Fund contained misrepresentations and omissions and the investment policies of the California Fund were not followed.  Plaintiffs in the suit filed an amended complaint and defendants filed a motion to dismiss.  In 2011, the court issued an order which granted in part and denied in part the defendants’ motion to dismiss.  In 2012, plaintiffs filed a motion, which defendants opposed, to certify a class and appoint class representatives and class counsel.  In March 2015, the court granted plaintiffs’ motion for class certification.  In May 2015, the U.S. Court of Appeals for the Tenth Circuit vacated the class certification order and remanded the matter to the district court for further proceedings.  In October 2015, the district court reaffirmed its order granting plaintiffs’ motion for class certification. In December 2015, the Tenth Circuit denied defendants’ petition to appeal the district court’s reaffirmed class certification order.OFI and OFDI believe the suit is without merit; that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them in the suit; and that no estimate can yet be made as to the amount or range of any potential loss.  Furthermore, OFI believes that the suit should not impair the ability of OFI or OFDI to perform their respective duties to the Fund and that the outcome of the suit should not have any material effect on the operations of any of the Oppenheimer funds.